Exhibit 99.1

                         NATIONAL HOME HEALTH CARE CORP.
                   ANNOUNCES OPERATING RESULTS FOR ITS FISCAL
                      FIRST QUARTER ENDED OCTOBER 31, 2003


Scarsdale, New York, December 15, 2003. National Home Health Care Corp. (NASDAQ:
NHHC), a provider of home health care and staffing services in the Northeast, today reported results for its fiscal first quarter ended October 31, 2003.

Revenue for the quarter ended October 31, 2003 was $24,414,000, an increase of 6.4% over $22,939,000 for the quarter ended October 31, 2002. Net income for the quarter ended October 31, 2003 was $1,155,000, or $.20 per diluted share, compared to net income of $1,474,000, or $.26 per diluted share, for the quarter ended October 31, 2002.

The increase in revenue was attributable to the expansion of the Company's operations in the Northeast and the successful integration of the Company's acquisitions over the past year, offset in part by the significant reduction in Medicaid reimbursement rates for certain nursing visits in Connecticut that was effective May 1, 2003. The decrease in net income was in large part attributable to the reduction in the Medicaid reimbursement rates, increases in direct payments to caregivers and increased worker compensation costs.

Certain matters set forth in this release are forward-looking statements that are dependent on certain risks and uncertainties, including but not limited to risks and uncertainties relating to whether the Company can identify, consummate and integrate on favorable terms acquisitions or market penetrations; market acceptance; pricing and demand for the Company's services; changing regulatory environment; changing economic conditions; whether the Company can attract and retain qualified personnel; ability to manage the Company's growth; and other risks detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.


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STATEMENT OF OPERATIONS DATA:

                                            THREE MONTHS ENDED
                                                OCTOBER 31,
                                       ----------------------------
                                           2003             2002
                                       -----------      -----------
Net patient revenue                    $24,414,000      $22,939,000

Operating expenses                      22,538,000       20,533,000

Income from operations                   1,876,000        2,406,000



Other income:

   Interest                                 25,000           55,000

Income before taxes                      1,901,000        2,461,000

Provision for income taxes                 746,000          987,000

Net income                               1,155,000        1,474,000

Earnings per share - diluted           $      0.20      $      0.26

Weighted average shares - diluted        5,673,853        5,777,343

BALANCE SHEET DATA:

                                                OCTOBER 31,
                                       ----------------------------
                                           2003             2002
                                       -----------      -----------

Cash and cash equivalents              $14,791,000      $12,808,000

Total current assets                    35,483,000       30,706,000

Total assets                            49,615,000       44,057,000

Total current liabilities                4,597,000        3,939,000



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Non-current liabilities                      - - -            - - -

Stockholders' equity                    45,018,000       40,118,000